Exhibit 99.1

101 JFK Parkway - Short Hills, NJ 07078
news release
Contact: Domenick Cama ISBC
(973) 924-5105
dcama@myinvestorsbank.com

Investors Bancorp and Gateway Community Announce Merger Agreement

Short Hills, N.J. – (PR NEWSWIRE) – April 5, 2013 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank, and Gateway Community Financial Corporation (“Gateway”), the mid-tier holding company for GCF Bank, today jointly announced the signing of a definitive merger agreement. GCF Bank operates 4 branches in Gloucester County, New Jersey, and as of December 31, 2012 had assets of $309.8 million, deposits of $278.6 million and net worth of $24.6 million.
Under the terms of the merger agreement, Gateway Community Financial MHC will merge into Investors Bancorp, MHC (“Investors MHC”), with Investors MHC the surviving entity, to be followed by the merger of Gateway Community Financial Corporation into Investors Bancorp, Inc., with Investors Bancorp, Inc. the surviving entity, and the merger of GCF Bank into Investors Bank, with Investors Bank the surviving entity. As Gateway Community Financial has no public shareholders, no merger consideration will be paid to third parties. Investors Bancorp, Inc. will issue shares of its common stock to Investors MHC as consideration for the transaction. The number of shares to be issued will be based on the pro forma market valuation of Gateway as determined by an independent appraisal. Depositors of GCF Bank will become depositors of Investors Bank, and will have the same rights and privileges in Investors MHC as if their accounts had been established in Investors Bank on the date established at GCF Bank. The merger has been approved by each company's board of directors and is anticipated to close in the third quarter of 2013, subject to regulatory approvals and other customary closing conditions.
Kevin Cummings, President and Chief Executive Officer of Investors Bank, stated that, "We are excited about this acquisition of another mutual holding company. Along with our anticipated merger of Roma Financial MHC, this acquisition enhances our footprint in the Southern New Jersey and greater Philadelphia markets. Investors will create an advisory board to strengthen our commitment to the local community.”
John S. Gligor Sr., Chairman of the Board of Directors of Gateway Community Financial, added:  “We are pleased to join Investors and look forward to the opportunities this combination will provide to our customers and the communities we serve.”

Investors Bancorp was advised in this transaction by, Keefe, Bruyette & Woods, A Stifel Company.  Luse, Gorman, Pomerenk & Schick, P.C. acted as legal counsel to Investors Bancorp.  Sandler O’Neill + Partners, L.P. acted as financial advisor to Gateway Community Financial Corporation and Stevens & Lee acted as its legal counsel.
Conference Call / Investor Presentation
Investors Bancorp, Inc. will hold a conference call regarding this announcement on Monday, April 8, 2013 at 11:00 a.m. eastern time.  The toll-free dial-in number is: 888-317-6016.  A telephone replay will be available on April 8, 2013 from 1:00 p.m. (ET) through July 9, 2013 9:00 a.m. (ET). The replay number is 877-344-7529 password 10027441.  The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year. A copy of the investor presentation is available on the Company's website www.myinvestorsbank.com.

About Investors Bancorp

Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and over one hundred branch offices located throughout northern and central New Jersey and New York.

About Gateway Community Financial Corporation

Gateway Community Financial Corporation is the holding company of GCF Bank, a community bank headquartered in Sewell, New Jersey. GCF Bank operates branch locations in Gloucester County in New Jersey.

Forward Looking Statements

This press release may contain forward-looking statements regarding Investors Bancorp Inc. These statements constitute forward-looking information within the definition of the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from any forward-looking statements expressed in this press release, since forward-looking information involves significant known and unknown risks, uncertainties and other factors. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: failure to satisfy the conditions to closing for the proposed merger in a timely manner or at all; failure of the members of Gateway MHC to approve the proposed merger, to the extent such approval is required by the regulatory authorities; failure to obtain the necessary governmental approvals for the proposed merger or adverse regulatory conditions in connection with such approvals; disruption to the parties’ businesses as a result of the announcement and pendency of the transaction; difficulties related to the integration of the businesses following the merger; competitive pressures among depository and other financial institutions; changes in the interest rate environment; and changes in general economic conditions, either nationally or regionally. For a discussion of additional factors that might cause such differences, please refer to Investors Bancorp’s public filings with the Securities and Exchange Commission. These are available online at http://

www.sec.gov. Investors Bancorp does not undertake to update any forward-looking statements made in this press release to reflect new information, future events or otherwise.